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Exhibit 99.1

N E W S        R E L E A S E

DADE BEHRING

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 267-5396
P.O. Box 778 Deerfield, IL 60015-0778
Contact:	Pattie Overstreet-Miller (Media) Nancy Krejsa (Investors)	(847) 267-5426 (847) 267-5483

DADE BEHRING REPORTS CONTINUED INCOME AND REVENUE GROWTH

IN THIRD QUARTER

$75 million in debt prepaid to date in 2003

Cash generation remains strong

        Deerfield, IL (October 30, 2003)—Dade Behring Holdings, Inc. (NASDAQ: DADE) today reported continued growth in net income and revenue during its third quarter ended September 30, 2003, driven primarily by strong performance in its core chemistry and coagulation product lines. Net income for the quarter was $9.8 million, or $0.23 per share on a diluted basis, versus a net loss of $79.5 million for the third quarter of 2002. Third quarter 2002 results included costs associated with the company's successful completion of its debt restructuring. Revenue for Q3 2003 rose 9.7 percent to $340.4 million. On a constant currency basis,(1) revenues rose 4.4 percent.

(1)
"Constant currency" is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. "Constant currency," as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

        "Our strong results, quarter after quarter, underscore the soundness of our business strategy, the enduring strength of our relationships with our customers, and the quality of our products," said Jim Reid-Anderson, Dade Behring's Chairman, President and CEO. "During the third quarter, our Dimension™ and hemostasis product lines continued to grow at a faster rate than the market, further strengthening our leadership positions in these key product lines."

        Third quarter Bank EBITDA(2) (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the bank credit agreement) was $67.7 million, an increase of $27.9 million over last year, even as the company increased R&D spending by $6.2 million. On a constant currency basis, Bank EBITDA grew $23.3 million. Third quarter 2002 Bank EBITDA included approximately $12 million of costs associated with the debt restructuring. Free cashflow(3) for the third quarter was $32.3 million.

(2)
To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company will continue to report "Bank EBITDA."
(3)
"Free cashflow" is defined as net cashflow provided by operating activities less capital expenditures.

        "We are deeply committed to providing the broad-based solutions our customers need, while continuing to deliver strong and steady performance across all our business and financial metrics," said Reid-Anderson. "Consistent revenue growth, coupled with diligent and strategic cash management, has enabled us to continue investing in innovation and customer-facing initiatives, paying down our debt, and significantly strengthening our overall financial and competitive position."

Operational Highlights

        The company's total worldwide installed base of instruments grew to approximately 41,400, an increase of 1.0 percent compared to the company's installed base at the end of the second quarter of 2003, and a 3.3 percent increase for the first nine months of 2003. Furthermore, the company's installed base of strategic instruments (i.e., the portion of the installed base that represents current versions of instrument offerings and more than 80% of reagent and consumable revenues) grew by 2.8 percent in the third quarter of 2003 and 10.5 percent for the first nine months of 2003.

        On a constant currency basis, third quarter 2003 sales in North America increased by 3.7 percent versus third quarter 2002 sales, and international sales increased by 5.1 percent during the same period. R&D spending for the quarter was $30.3 million, a 25.7 percent increase over the prior year quarter. Year-to-date, the company's R&D spending was $86.6 million, a $21.3 million or 32.6 percent increase.

        Key factors driving the quarter's results included the following:

  •
  Core chemistry products, which rose 7.0 percent on a constant currency basis, driven largely by the Dimension™ portfolio of products.

  •
  Hemostasis revenues, which grew 6.8 percent on a constant currency basis.

  •
  Newly commercialized products, including HA1C, D-Dimer and hsCRP, which underscored the productivity of Dade Behring's R&D spending, and particularly its increased investment in immunoassay development.

        During the quarter, the company successfully unveiled a prototype of its next generation analyzer, the Dimension Vista™, scheduled for full launch in 2005, to customers in both the U.S. and Europe. "We are particularly pleased with the positive customer reception of the Dimension Vista™ prototype," said Reid-Anderson. "Our goal is to provide quality products that are responsive to the real needs of our customers and that reflect practical, customer-focused, cost-effective innovation. The Dimension Vista™ is designed to fulfill each of those objectives."

        Net income for the quarter was $9.8 million, or $0.23 per share on a diluted basis. For the first nine months of 2003, net income was $35.6 million, or $0.85 per share. Cash earnings per share(4) on a diluted basis was $.49 and $1.89 for the third quarter and nine months ended September 30, 2003, respectively. Cash earnings per share adds back depreciation/amortization and stock-based compensation expense, deducts capital expenditures and adjusts income tax expense to taxes actually paid. Weighted average fully diluted common shares were 42.3 million and 41.7 million for the third quarter and nine months ended September 30, 2003, respectively.

(4)
"Cash earnings per share" is not a U.S. GAAP defined measure. The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company's recent restructuring.

        The company generated $32.3 million of free cashflow in the third quarter. Including the $55 million of debt prepayments in the third quarter, the company has accelerated the payment of its debt by a total of $75 million since the beginning of the year. It recently announced an amendment to the credit agreement with its banks, which included a 150 basis point reduction in the annual cost of borrowing under the dollar denominated term loans.

        With 2002 revenues of nearly $1.3 billion, Dade Behring is the world's largest company dedicated solely to clinical diagnostics. It offers a wide range of products and systems designed to meet the day-to-day needs of labs. The company is headquartered in Deerfield, Illinois, and has operations in 43 countries. Additional company information is available on the Internet at www.dadebehring.com

        This press release may contain "Forward-Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company's businesses. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

Dade Behring Holdings, Inc.
Revenue By Product Line

	Quarter Ended September 30
			% Change
Product Line	2003	2002	Reported	On a Constant Currency Basis*
(Dollars in millions)
Core Chemistry	$212.1	$189.5	11.9%	7.0%
Hemostasis	55.1	48.1	14.6%	6.8%
Microbiology	38.3	37.5	2.1%	0.4%
Infectious Disease	19.5	18.2	7.1%	-4.4%
Mature Products	15.4	16.9	-8.9%	-12.4%

Total	$340.4	$310.2	9.7%	4.4%

	Nine Months Ended September 30
			% Change
Product Line	2003	2002	Reported	On a Constant Currency Basis*
(Dollars in millions)
Core Chemistry	$658.5	$579.0	13.7%	7.2%
Hemostasis	171.7	148.9	15.3%	4.6%
Microbiology	105.8	98.6	7.3%	4.1%
Infectious Disease	58.5	51.6	13.4%	-2.6%
Mature Products	50.3	56.3	-10.7%	-16.9%

Total	$1,044.8	$934.4	11.8%	4.4%

*
"Constant currency" is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. "Constant currency," as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.
Consolidated Balance Sheets

	September 30, 2003	December 31, 2002
(Dollars in millions, except share-related data)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$66.2	$35.5
Restricted cash	3.2	7.9
Accounts receivable, net	277.0	289.7
Inventories	184.6	174.3
Prepaid expenses	18.0	18.9
Deferred income taxes	0.4	0.4

Total current assets	549.4	526.7
Property, plant and equipment, net	402.7	390.5
Debt issuance costs, net	12.0	14.0
Deferred income taxes	9.4	3.5
Identifiable intangible assets, net	406.4	414.3
Goodwill	517.6	543.0
Other assets	27.9	26.8

Total assets	$1,925.4	$1,918.8

Liabilities and Shareholders' Equity
Current liabilities:
Short-term debt	$3.5	$6.1
Current portion of long-term debt	—	5.0
Accounts payable	75.7	76.8
Accrued liabilities	246.9	228.5

Total current liabilities	326.1	316.4
Long-term debt	692.3	760.7
Deferred income taxes	115.3	122.6
Other liabilities	141.5	131.0

Total liabilities	1,275.2	1,330.7
Commitments and contingencies:
Common stock: $.01 par value; 65,000,000 and 50,000,000 shares authorized and 40,329,992 and 39,929,479 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	0.4	0.4
Additional paid-in capital	649.6	643.1
Unearned stock-based compensation	(0.1)	—
Accumulated deficit	(13.0)	(48.6)
Accumulated other comprehensive income (loss)	13.3	(6.8)

Total shareholders' equity	650.2	588.1

Total liabilities and shareholders' equity	$1,925.4	$1,918.8

Dade Behring Holdings, Inc.
Consolidated Statements of Operations

	Successor Company Quarter ended September 30, 2003	Predecessor Company Quarter ended September 30, 2002	Successor Company Nine-months ended September 30, 2003	Predecessor Company Nine-months ended September 30, 2002
(Dollars in millions, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$340.4	$310.2	$1,044.8	934.4
Cost of goods sold	159.1	162.8	492.2	467.5

Gross profit	181.3	147.4	552.6	466.9
Operating costs and expenses:
Marketing and administrative expense	116.9	115.8	351.5	322.9
Research and development expense	30.3	24.1	86.6	65.3
Cost reduction programs expense	—	1.0	—	2.9
Restructuring expense, net	—	(4.2)	—	(2.8)

Income from operations	34.1	10.7	114.5	78.6
Other income (expense), net:
Interest expense	(19.1)	(29.0)	(59.5)	(91.9)
Interest income	0.6	1.0	2.4	2.7
Balance sheet restructuring costs	—	(8.7)	—	(21.2)
Foreign exchange gain (loss)	0.1	(0.4)	(0.3)	(1.8)
Other expense	(0.5)	(0.2)	(1.1)	(2.7)

Income (loss) before reorganization costs, income tax expense and cumulative effect of change in accounting principle	15.2	(26.6)	56.0	(36.3)
Reorganization costs	—	(35.4)	—	(35.4)

Income (loss) before income tax expense and cumulative effect of change in accounting principle	15.2	(62.0)	56.0	(71.7)
Income tax expense	5.4	17.5	20.4	20.1

Income (loss) before cumulative effect of change in accounting principle	9.8	(79.5)	35.6	(91.8)
Cumulative effect of change in accounting principle	—	—	—	20.0

Net income (loss)	$9.8	$(79.5)	$35.6	(71.8)

Basic and diluted earnings (loss) per Predecessor Company
Class L and Common shares:
Loss before cumulative effect of change in accounting principle		(1.61)		(1.88)
Cumulative effect of change in accounting principle		—		0.40

Net earnings (loss) per share		$(1.61)		(1.48)

Basic earnings per Successor Company common share	$0.24		$0.89

Diluted earnings per Successor Company common share	$0.23		$0.85

Net income (loss) to Bank EBITDA reconciliation:
Net income (loss)	$9.8	$(79.5)	$35.6	(71.8)
Depreciation and amortization (including amortization of deferred financing fees)	33.9	30.5	99.7	86.5
Cumulative effect of change in accounting principle	—	—	—	(20.0)
Non-cash charges:
Loss on disposal of fixed assets	0.8	2.0	2.4	5.8
Stock-based compensation expense	—	0.2	1.5	1.0
Non-cash charge related to loss in equity investment	—	0.2	—	0.4
Other non-cash charges	—	—	—	0.4
Non-recurring charges:
Non-recurring cost reduction programs, net of reversals	—	(3.2)	—	0.1
Non-recurring charges related to balance sheet restructuring	—	44.1	—	56.6
Other non-recurring charges	—	1.8	—	1.9
Income tax expense	5.4	17.5	20.4	20.1
Interest expense, net (excluding amortization of deferred financing fees)	17.8	26.2	55.1	84.0

Bank EBITDA	$67.7	$39.8	$214.7	$165.0

Successor Company Net income to Cash Earnings reconciliation:
Net income	$9.8		$35.6
Depreciation and amortization (including amortization of deferred financing fees)	33.9		99.7
Capital expenditures	(26.2)		(71.5)
Stock-based compensation expense	—		1.5
Tax expense	5.4		20.4
Cash paid during the period for taxes	(2.0)		(7.0)

Cash Earnings	$20.9		$78.7

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Exhibit 99.1